Exhibit 10.14

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

This Agreement is made this 30th day of September, 2000 between:

FLIP CHIP TECHNOLOGIES, L.L.C.	)
a Delaware limited liability company,	)	(referred to as “FCT”)
having a principal place of business at	)
3701 E. University Avenue	)
Phoenix, Arizona 85034, USA	)
)
and	)
)
CALIFORNIA MICRO DEVICES CORP.	)
a California corporation	)	(referred to as “CMD”)
having a principal place of business at	)
215 Topaz Street	)
Milpitas, California 95035)
)

Background

FCT has developed Confidential Information, trade secrets, patents and know-how regarding Ultra CSP™ wafer bumping in the manufacture of flip chip integrated circuits; and certain Confidential Information, trade secrets, patents and know-how regarding the technology of redistributing bond pads on integrated circuits using a Redistribution Layer (RDL) to facilitate wafer bumping in the manufacture of flip chip integrated circuits.

On February 11, 1999, CMD and FCT entered into a License Agreement pursuant to which CMD received a license to practice the Ultra CSP™ Technology on non-silicon substrates. CMD now desires access to such Confidential Information, trade secrets, patents and know-how and to obtain the assistance of FCT for implementing the technology, along with a license to use the Confidential Information, trade secrets, patents and know-how to produce flip chip integrated circuits on silicon wafers, with and without RDL as practiced for Ultra CSP™.

FCT is willing to license CMD to use the Confidential Information, trade secrets, patents and know-how in accordance with this Agreement. A separate royalty-free cross license agreement between the parties defines a technology transfer to FCT of CMD proprietary wafer thinning technology.

Therefore FCT and CMD agree as follows:

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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1.    Definitions

1.1    “Ultra CSP™” means the solder bumping process practiced by FCT at the effective date of this Agreement using an under-bump metal (UBM) structure patterned prior to deposition of the solder in the form of a solder ball in conjunction with the manufacture of flip chip integrated circuits.

1.2    “Confidential Information” means unpublished research and development information, know-how, trade secrets, and technical data in the possession of, or under development by FCT, at the effective date of this Agreement used by FCT to practice the Ultra CSP™ Technology, including but not limited to those items specified in Attachment C, except as noted in Paragraph 4.1 below. Confidential Information includes, but is not limited to, any documents or information provided under any prior Non-Disclosure Agreement (NDA) between the parties that are not in the public domain, or have not been published. Information in the public domain that has been published without the involvement of CMD, is not Confidential Information.

1.3    “Improvement” means any modification of the Ultra CSP™ Technology, or the equipment or materials used for Ultra CSP™ and which tend to improve the Ultra CSP™ Technology, or make the process more reliable, less expensive, or otherwise more advantageous as compared with the Ultra CSP™ Technology initially disclosed by FCT pursuant to this Agreement.

1.4    “Licensed Site” means CMD’s facility located at Milpitas, California. Additional sites may be licensed based on additions to Attachment B and in accordance with the provisions noted in Section 4 below.

1.5    “Wafer” means flat disks formed from silicon substrate material from which electronic devices are produced, typically in diameters of 4, 5, 6, 8, or 12 inches, the devices from which are intended for sale to a third party.

1.6    “Packages” means finished flip chip integrated circuit assemblies, which include at least one integrated circuit die and at least one substrate, joined together by solder balls.

1.7    “Affiliate” means any corporation or other business entity, which directly or indirectly, controls or is controlled by, or is under common control with a party to this Agreement.

1.8    “Patents” means all patents throughout the world owned by FCT covering any aspect of the Confidential Information, know-how, and trade secrets or manufacturing processes disclosed under this Agreement.

1.9    “Trade Secrets” means information of a technical nature, such as formula, manufacturing processes or machines, materials, inventions, and research projects; business data such as costs, profits, markets, sales, customer lists, plans for future development, and other information of a similar nature not generally available to the public.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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2.    Disclosure of Confidential Information

2.1    Within thirty (30) days of the effective date of this agreement, FCT will disclose Confidential Information regarding the Ultra CSP™ Technology sufficient for CMD to practice production solder bumping of Wafers ranging from 4 inch (100mm) diameter to 8 inch (200mm) diameter.

2.2    The disclosure of Confidential Information regarding the Ultra CSP™ Technology described in Paragraph 2.1 above will include written documentation directed to the subject matter, set forth in Attachment A. Written documentation will be provided at CMD’s request, given prior documentation provided under the previous License Agreement dated February 11, 1999.

2.3    FCT warrants that the written documentation, material lists, drawings, specifications, instructions, and other Confidential Information supplied to CMD will be the same as those used by FCT as of the effective date of this Agreement in the practice of the Ultra CSP™ Technology in FCT’s production facility, and that it comprises information sufficient for one skilled in the art to practice that Technology. CMD expressly agrees that the foregoing warranty is in lieu of all other warranties, express or implied.

2.4    CMD agrees that the disclosure in this Section does not include the transfer of any physical equipment or materials, other than documentation, and that CMD will bear the cost of acquiring any equipment and/or materials that may be required to practice the Ultra CSP™ Technology at the Licensed Site.

3.    Duty to Hold Confidential Information In Confidence

3.1    CMD agrees not to disclose Confidential Information to any third party, except as stated in this section, and to take such precautions to prevent disclosure of Confidential Information by using the same degree of care taken to safeguard CMD’s own proprietary information.

3.2    CMD agrees to limit disclosure of Confidential Information to those CMD employees having a reasonable need to know such Confidential Information and for CMD to practice the Ultra CSP™ Technology in accordance with the terms of this Agreement.

3.3    CMD is not obligated to hold in confidence any information that appears in issued patents or printed publications, nor any information that is shown to be in the public domain for reasons other than a breach of this Agreement, nor any information shown by CMD’s written records to have been in CMD’s possession prior to disclosure of such information by FCT, nor any information that has legally come into CMD’s possession through channels independent of FCT.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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4.    License

4.1    FCT grants to CMD, during the term of this Agreement, a non-exclusive, personal license to use the Ultra CSP™ Technology, and to make and sell products embodying Ultra CSP™ Technology and for CMD to produce solder balls on Wafers according to the Ultra CSP™ Technology including a license to use all FCT Patents, trade secrets, know-how, Confidential Information and other documentation specific to the subject, required to enable CMD to practice the Ultra CSP™ Technology, including but not limited to those items described in Attachment C. Except as provided in Paragraph 10.1 below, this license does not include Improvements, embodied either by patents or trade secrets, that comprise fundamentally different technologies from those in existence as of the effective date of the Agreement. Attachment C items show in red italics are considered fundamentally different technologies as described in Paragraph 10.1.

4.2    The license granted in Paragraph 4.1 above is limited to practice of the Ultra CSP™ Technology at the Licensed Site, and CMD agrees not to practice the Ultra CSP™ Technology at any other site not covered by the provisions in Section 4. CMD may change the location of the Licensed Site following written notice to FCT, but may operate only one Licensed Site at a time. CMD may operate more than one Licensed Site with FCT’s prior written consent to add a new site, and a payment of $** per site. Any engineering assistance requested by CMD for additional sites shall be provided by FCT, as available, for $** per man-day, plus travel, living, and other reasonable expenses.

4.3    CMD agrees not to store or maintain any FCT Confidential Information, or copies, at any site other than a Licensed Site, and its Corporate Offices. Upon termination of this Agreement, a copy of all materials, correspondence, Confidential Information, and other documentation may be retained in the files of CMD’s General Counsel.

4.4    The license granted by Paragraph 4.1 above is personal to CMD. CMD’s license does not include the right to sub-license others to use the Confidential Information and/or to grant to others the right to make flip chip integrated circuits according to the Ultra CSP™ Technology.

4.5    The license granted in Paragraph 4.1 above is subject to and conditioned on the payment of royalties specified in Section 7 below.

5.    Equipment/Materials Purchase

5.1    The parties agree that none of the fees payable to FCT under this Agreement are payment for any equipment or materials. CMD agrees to bear the cost for acquiring any equipment and/or materials required to practice the Ultra CSP™ Technology.

5.2    FCT will disclose to CMD an equipment set preferred by FCT for practicing the Ultra CSP™ Technology. The parties agree that the license granted is not subject to CMD’s purchase of the equipment set recommended by FCT. CMD agrees that the ability to successfully practice the Ultra CSP™ Technology may be jeopardized if a different equipment set is used. FCT does not warrant that the process disclosures will function in the same manner for CMD as they do for FCT, if CMD uses a different equipment set.

5.3    The Ultra CSP™ Process to be disclosed includes the use of proprietary materials specially formulated by FCT. CMD understands that the ability to successfully practice the Ultra CSP™ Process may be jeopardized if different materials are used. CMD agrees that some materials used by FCT are considered Confidential Information, and CMD agrees not to reverse engineer the materials formulation without the prior written consent of FCT.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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6.    Fee for License and Technology Transfer

6.1    CMD agrees to pay FCT US $** as a no-recourse, non-recoverable, non- refundable advance against future royalty payments for the license of the Ultra CSP™ Technology. CMD agrees to pay FCT the no-recourse advance based on the following schedule:

a.	A payment of US $** on license execution.

b.	A payment of US $** four (4) months from the date of execution of this Agreement.

6.2    At CMD’s request, FCT agrees to provide concurrent training regarding the Ultra CSP™ Technology at FCT’s Phoenix, Arizona facility for up to five CMD engineers and/or technicians, all of whom are to receive training during the same period of time, for up to four weeks. CMD agrees to bear all costs, including transportation and living expenses, for its employees receiving training at FCT. CMD agrees to provide at least three engineers, who are responsible for the technology transfer, for training and consultation at FCT’s Phoenix, Arizona facility.

6.3    At CMD’s request, FCT will provide up to 4 man-weeks of engineering support at the Licensed Site based on a schedule to be mutually determined. CMD agrees to provide necessary resources at the Licensed Site, including equipment, materials, and personnel, to facilitate this phase of the technology transfer. CMD agrees to reimburse FCT for all costs of this phase of the technology transfer, including transportation and living expenses, and other reasonable related expenses, incurred by FCT’s engineers to render technical assistance and support. Should CMD desire FCT engineering support for a longer period, CMD agrees to pay related travel expenses and the sum of $** per day for each engineer on-site. FCT will provide additional engineering resources on an as available basis.

7.    Royalties

7.1    In addition to the license fee noted in Section 6 above, CMD agrees to pay to FCT a royalty for use of the Ultra CSP™ Technology for Wafers bumped, in accordance with the following schedule:

Period	Royalty Rate
1st through 5th years of term	US $** per Wafer, US $** of which has been pre-paid pursuant to Paragraph 6.1 above, for the first ** Wafers; thereafter US $** per Wafer

6th through 10th years of term	US $** per Wafer

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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The Royalty schedule and term will commence based on first commercial production Wafer output after the effective date of this Agreement. Wafers that do not utilize FCT’s Ultra CSP™ Technology are not subject to this royalty, however, improvements to the Ultra CSP™ Technology developed by CMD will not limit or affect the above royalty rate in any way. The royalty per Wafer is for Wafers of any diameter and does not include Wafers used for setup or process monitoring.

The Royalty payment in years 6 through 10 is based on ** Wafer volume per week. If actual average weekly Wafer volume as measured over a given quarter is greater than ** Wafers per month, the royalty rate will decrease to $** per Wafer. If actual average weekly Wafer volume as measured over a given quarter is less than ** wafers per month, CMD and FCT agree to renegotiate the royalty rate within a range of $** to $** per Wafer, based on actual average Wafer output. If competitive pricing requires a lower royalty rate, CMD may request a reduction in the royalty rates stated above for specific products. CMD and FCT will use their best efforts to adjust royalty rates to allow CMD to be price competitive.

8.    Reports/Payments/Records/Right of Audit

8.1    CMD agrees to pay royalties due within thirty (30) days after the close of each calendar quarter during the term of this Agreement.

8.2    Simultaneous with the payment of the royalties required, CMD agrees to provide FCT with a quarterly statement showing the basis for computation of royalties being paid pursuant to Paragraph 8.1 above.

8.3    To demonstrate the basis for computing royalties owed, CMD agrees to include in the quarterly statement, a list of the CMD tracking numbers for each Wafer lot processed during each calendar quarter using the Ultra CSP™ Technology. CMD agrees to include in the report the number and diameter of the Wafers in each lot, and the date on which each lot was processed.

8.4    CMD agrees to maintain accurate records/documents for solder-bumping Wafers during the term of this Agreement. For each Wafer lot processed using the Ultra CSP™ Technology, CMD agrees to include the general nature and type of the integrated circuits or electronic devices, document any problems encountered in producing solder bumped devices, and supply test data regarding quality parameters of the solder bump process, to the extent that such data is ordinarily collected by CMD.

8.5    FCT, at its own expense, will have the right to have an accountant/auditor inspect CMD’s records for purposes of audit for up to two (2) years after the calendar quarter to which records pertain, given at least two (2) weeks written notice. If inspection by FCT’s accountant/auditor reveals that royalties reported and paid by CMD for a calendar quarter were understated by more than ** percent (**%), then CMD agrees to reimburse FCT for reasonable costs incurred to perform such audit.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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9.    Technology Reports/Status Reviews

9.1    During the term of this Agreement, CMD will provide FCT a written report once each calendar quarter which includes measured reliability data recorded for flip chip integrated circuits having solder bumps applied by in accordance with the Ultra CSP™ Technology, to the extent that such data is ordinarily collected by CMD. FCT will have the right to consolidate such data with data recorded by FCT and/or with data reported by other parties licensed by FCT, and to publish such merged data, provided that the reliability data will not be published in a manner that identifies CMD as the source of any particular data.

9.2    CMD agrees to participate in jointly scheduled meetings with FCT, to review CMD’s use of the licensed Ultra CSP™ Technology, including the number of Wafers processed, problems experienced in using the Ultra CSP™ processes, and generally to exchange information and improvements regarding the process. CMD and FCT agree to share information on market conditions, trends, and requirements and review priorities related to product and/or process development and improvements.

10.    Improvements

10.1    Periodically and as soon as is practicable during the term of this Agreement, FCT plans to release Improvements to the Ultra CSP™ Technology in addition to those specified in Attachment C. CMD will be offered the opportunity to license the practice of all such “major” improvements (shown in red italics on Attachment C) and any additional Improvements under the terms and conditions of this Agreement, for a reasonable fee commensurate with the nature of the Improvements. CMD acknowledges that all Improvements disclosed by FCT are Confidential Information. CMD agrees to treat all Improvements in the same manner as the original Ultra CSP™ Technology disclosed.

10.2    Within a reasonable period after the Improvements are installed at CMD’s licensed site, FCT agrees to audit CMD to certify compliance. To the extent that CMD is certified as compliant with the most recent process, FCT will agree to provide back-up production and/or early qualification of products in parallel with CMD’s production ramp-up. Royalties for any new process version will commence based on first commercial production Wafer output and in accordance with the provisions in Section 7 above.

11.    Non-Solicitation

11.1    During the term of this Agreement, and for a three (3) year period thereafter, neither party will solicit for employment or consultation any current employee, without the written consent of the other party.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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12.    Term and Termination

12.1    Unless terminated in accordance with other provisions of this Section, this Agreement will expire ten (10) years from the effective date. At expiration of the ten (10) year term, CMD will retain a paid-up, perpetual and royalty-free license to practice the Ultra CSP™ Technology disclosed under this License Agreement.

12.2    In addition to any other right of termination, either party may terminate this Agreement for a material breach of the Agreement by the other party, on thirty (30) days prior written notice, specifying the nature of the material breach. Assuming that a material breach has not been cured within the thirty (30) day notice period, or another mutually agreed schedule is set in writing, this Agreement will terminate on the expiration of the thirty (30) day period.

12.3    By way of example, and without limitation, CMD’s failure to pay license fees when due, failure to pay royalties when due, unauthorized use or disclosure of Confidential Information, and any grant of a sub-license will each be considered a material breach of this Agreement.

12.4    CMD’s obligation to protect Confidential Information under Section 3 of this Agreement will survive the termination of this Agreement for a period of five (5) years.

12.5    Upon early termination of this Agreement by FCT pursuant to Paragraph 12.2 above, CMD agrees to immediately cease any further practice of the Ultra CSP™ Technology, and the use of Confidential Information. CMD agrees that FCT may seek injunctive relief to enforce this provision, independent of, and in addition to, any monetary or other relief sought for any breach of the License Agreement.

12.6    Upon termination of this Agreement pursuant to Paragraph 12.2 above, CMD will immediately return all drawings, specifications, instructions, and other Confidential Information received from FCT under the Agreement, along with any and all copies or derivations. Upon termination of this agreement, a copy of all materials, correspondence, Confidential Information, and other documentation may be retained in the files of CMD’s General Counsel.

12.7    Any termination of this Agreement will not relieve CMD of its obligations to pay accrued royalties owed, or to provide any reports required by the terms of this Agreement, nor will it relieve FCT of any obligation incurred before termination became effective.

13.    Disclaimer of Other Warranties

13.1    This Agreement constitutes the entire agreement between the parties regarding the subject matter, and neither of the parties to this Agreement has relied on any representations or warranties, other than those expressly set forth in this Agreement. Each party disclaims, and waives, any obligation, liability, right, claim, or demand, in contract, warranty, tort, or otherwise, that is not expressly assumed in this Agreement. In no event will either party be liable for any indirect, incidental or consequential damages of any kind, including without limitation, damages for product liability in connection with this Agreement.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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13.2    Nothing in this Agreement will be construed as conferring a right for either party to use any trademark or trade name of the other party, in advertising, publicity or otherwise, except as stated or as agreed to in writing by both parties.

14.    Indemnification

14.1    FCT agrees to indemnify, and hold CMD harmless, against any damages claimed by any third party for infringement of any patent, intellectual property, and/or other proprietary rights based on CMD’s use of the Ultra CSP™ Technology to provide flip chip integrated circuits, provided that such claims arise solely from Wafers and/or integrated circuits that were solder bumped at a Licensed Site, in accordance with the instructions provided by FCT for practicing the Ultra CSP™ Technology. If CMD notifies FCT of an infringement claim, FCT may, at its option: (a) modify the Ultra CSP™ process so that it becomes non-infringing; (b) procure for CMD a license to use the infringing technology or process or; (c) dispute the infringement claim, at its expense. FCT’s obligation to indemnify CMD for losses resulting from patent infringement and/or infringement of other proprietary rights will not exceed the amount of US $500,000.00.

14.2    CMD agrees to notify FCT in writing of any infringement claim or threatened infringement claim made known to CMD and/or asserted against CMD or its customers related to the use of the Ultra CSP™ Technology. CMD shall provide written notice within thirty (30) days of the date CMD receives notice of the existence or threat of such claim. CMD’s failure to provide prompt notice will cancel and nullify FCT’s obligation to indemnify CMD.

14.3    CMD agrees to indemnify and hold FCT harmless against any product liability claims asserted against FCT by customers of CMD.

15.    Confidentiality of License Terms

15.1    The parties agree that the terms of this Agreement are Confidential and will not be disclosed except as required by law, including the disclosure requirements of the Securities Laws of the United States. Either party may, however, issue a press release and/or advise third parties that FCT has granted CMD a non-exclusive, license to practice the Ultra CSP™ Technology. Any press releases shall be subject to review and approval by the other party and approval shall not be unreasonably withheld. Either party may disclose the terms of this Agreement in documents filed in conjunction with a court proceeding brought to interpret or enforce the terms of the license or related agreements, or as may be compelled by a court of competent jurisdiction, subject to notice to the other party.

16.    Force Majeure

16.1    Neither Party will be liable for nonperformance due to: a labor dispute, strike, act of war, insurrection, riot, accident, fire, flood, acts of God, governmental action, supply of raw material, utility shortage, or a similar cause beyond each party’s reasonable control and through no fault or negligence. The Party affected will use reasonable effort to remedy the situation and neither Party will be liable for losses, damages, or costs caused by an inability to remedy the situation. The Party prevented from meeting obligations under this Agreement will promptly give written notice of the basis for invoking Force Majeure, any obligations which are suspended due to Force Majeure, identify remedial measures being taken and provide an estimate of the duration of the Force Majeure conditions.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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17.    Miscellaneous

17.1    This Agreement has been made and construed under the laws of the State of Arizona, and the parties agree to submit to the jurisdiction and venue of the courts of the State of Arizona regarding any actions to interpret or enforce the provisions of this Agreement.

17.2    The rights and license granted in this Agreement are personal to CMD and may not be assigned or otherwise transferred without the prior written consent of FCT.

17.3    This Agreement supersedes all prior understandings between the parties and contains the entire Agreement between the parties concerning this subject matter.

17.4    Any notice required will be delivered by registered or certified mail, return receipt requested, postage prepaid, and will be addressed to each party at the address first set forth above, or at any other address that either party may subsequently specify in writing during the term of this Agreement.

17.5    No modification or waiver of any portion of this Agreement will be made without the written consent of both parties unless any portion is in violation of applicable law.

17.6    Each provision of this Agreement will be considered severable, and if, for any reason, any provision or provisions are determined to be invalid or contrary to law, any invalidity will not impair the operation of or affect the remaining provisions of this Agreement.

17.7    All disputes arising directly under the terms of this Agreement shall be resolved based on the following: (a) senior management representatives of both parties shall meet to attempt to resolve any disputes, by meeting at least twice during a thirty (30) day period; (b) if the senior management representatives cannot resolve the dispute, either party may begin litigation proceedings; (c) if legal action is instituted to interpret or enforce any term or provision of this Agreement, then the prevailing party will be entitled to recover reasonable attorneys’ fees and court costs.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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To indicate agreement to the terms and conditions of this Agreement, the parties have had their designated representatives sign effective as of the date first set forth above.

FLIP CHIP TECHNOLOGIES, L.L.C. (FCT)

September 30, 2000	/s/ DON R. MAY, III
Date	By:	Don R. May, III
	Title:	Vice President

CALIFORNIA MICRO DEVICES CORPORATION (CMD)

September 30, 2000	/s/ JEFFREY C. KALB
Date	By:	Jeffrey C. Kalb
	Title:	President & CEO

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

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ATTACHMENT A

Technology Transfer Package Summary

Facilities

•	Square footage requirements for various capacity levels
•	Facility specifications and recommended layout
•	Utility requirements, consumption rates
•	Gas and chemical requirements and purity levels
•	Environmental, health, and safety assurances

Mask Design

•	Mask design software specification and source
•	Mask design flowchart
•	Mask design rules and layout procedures
•	Mask design manual

Process

•	Process flow charts
•	Process specifications
•	List of all direct and indirect materials
•	Material consumption algorithms
•	Material specifications
•	Process capability studies
•	Process characterization data
•	Statistical process control data
•	Operator workmanship standards

Equipment

•	Equipment specifications
•	Equipment suppliers
•	Equipment lead times
•	Equipment installation guidelines, procedures, and suggestions
•	Equipment characterization procedures and guidelines

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

Attachment A	Confidential

CONFIDENTIAL TREATMENT REQUESTED

Quality and Reliability

•	Quality specifications
•	Reliability data
•	Failure analysis policy
•	Failure analysis specifications
•	Operator certification training, testing, and practical requirements
•	Process qualification requirements
•	FMEAs (Failure Mode Effects Analyses)
•	Change control policy and procedures
•	MRB (Material Review Board) policy and procedures
•	Reliability qualification requirements

Staffing

•	Direct and indirect headcount for each level of capacity
•	Selection and training guidelines
•	Description of roles and responsibilities

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

Attachment A	Confidential

CONFIDENTIAL TREATMENT REQUESTED

ATTACHMENT B

Licensed Sites

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

Attachment B	Confidential

CONFIDENTIAL TREATMENT REQUESTED

ATTACHMENT C

Materials Specifications

MS 2020	Aluminum Target	Sputter
MS 2021	Nickel/Vanadium Target	Sputter
MS 2022	Copper Target	Sputter
MS 2023	Titanium Target	Sputter
MS 2510	** Photoresist	Resist Coat
MS 2511	**	Resist EBR
MS 2531	**, Positive Developer	Resist Develop
MS 3010	**, Copper/Nickel Etchant	Wet Etch
MS 3011	**, Aluminum Etchant	Wet Etch
MS 3012	**	Wet Etch (Spike)
MS 3020	**, Photoresist Stripper	Strip
MS 3522	** Rinse Solvent	BCB EBR
MS 3524	** Adhesion Promoter	BCB Coat
MS 3540	**	BCB Develop

Product Dimensions

Al Thickness

Nickel/Vanadium Thickness

Copper Thickness

BCB Thickness

Design Rules

Design Guide

IMPROVEMENTS

Patents & Patent Applications

Method for Forming Chip Scale Package	Patent Application Filed
Chip Scale Package with Large Ductile Solder Balls	Patent Application Filed
Polymer Collar for Solder Bumps	Patent Application Filed
**	**
**	**

Trade Secrets

Method to Assure BCB Adhesion to Silicon Nitride	Trade Secret
Internal Design Rules for Ultra CSP™ Bump on Nitride	Trade Secret
Internal Design Rules for Ultra CSP™ Bump on I/O	Trade Secret
(One BCB Layer)
Internal Design Rules for Ultra CSP™ for Redistribution	Trade Secret
All Current and Future Process Specifications	Trade Secret
All Current and Future Material Specifications	Trade Secret
All Current and Future Machine Specifications	Trade Secret

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

Attachment C	Confidential

CONFIDENTIAL TREATMENT REQUESTED

Product. Process and Technology Development

Low Cost Tooling for **	New Development
Alternative Dielectrics	New Development
Improved Al/NiV/Cu Etch	New Development
Multi Layer RDL Structure	New Development
Lead Free Solder Paste	New Development

Note:    Red italics designates “major” Improvements according to Paragraph 10.1 of the License Agreement.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

Attachment C	Confidential

CONFIDENTIAL TREATMENT REQUESTED

First Amendment to License Agreement

This First Amendment to License Agreement (this “ First Amendment”) dated as of this 13th day of December, 2002 (the “Amendment Effective Date”) is made by and between the parties listed below and amends the License Agreement (the “Original Agreement”) between such parties made the 30th day of September, 2000:

FLIP CHIP TECHNOLOGIES, L.L.C.	)
a Delaware limited liability company,	)	(referred to as “FCT”)
having a principal place of business at	)
3701 E. University Avenue	)
Phoenix, Arizona 85034, USA	)
)
and	)
)
CALIFORNIA MICRO DEVICES CORPORATION	)
a California corporation	)	(referred to as “CMD”)
having a principal place of business at	)
430 North McCarthy Blvd.	)
Milpitas, California 95035)
)

Background

FCT and CMD were negotiating an amendment and restatement to the Original Agreement in order to grant CMD a “have made” right and to add an additional Licensed Site as CMD believed it wanted to make Wafers using the Ultra CSP™ Technology itself in Tempe and for its contract manufacturer to make Wafers using the Ultra CSP™ Technology in Shanghai and as a result was willing to pay FCT an additional fee of $**. However, CMD subsequently has decided tentatively on an alternative course of action and no longer requires or is willing to pay for this right and an additional Licensed Site. The parties have agreed to finalize the draft amendment and restatement of the Original Agreement granting this right and an additional Licensed Site in exchange for such payment but have agreed not to enter into such amendment and restatement at present or to have any obligation to do so in the future.

In the process of such negotiations, FCT and CMD recognized the need to make certain amendments to the Original Agreement at present in order for CMD to be able to pursue its desired course of action and by this First Amendment desire to amend the Original Agreement accordingly.

Therefore, FCT and CMD hereby agree as follows:

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

Agreement

1.    In Section 1.4 of the Original Agreement, the first sentence shall be replaced to read in full as follows:

“Licensed Site” means CMD’s facility located in Tempe Arizona.

2.    Section 3.2 of the Original Agreement shall be replaced to read in full as follows:

Except as otherwise stated in this section, CMD agrees to limit disclosure of Confidential Information to those CMD employees or consultants, or those employees or consultants of a third party staffing a facility used by and subject to the direction and control of CMD, having a reasonable need to know such Confidential Information for CMD to practice the Ultra CSP™ Technology in accordance with the terms of this Agreement.

3.    In Section 4.1 of the Original Agreement, a new second sentence shall be inserted, reading as follows:

This license includes the right for CMD to offer a service to third parties to make chip-scale products for them using the Ultra CSP™ Technology (including producing solder balls on Wafers) provided that the volume of third party Wafers does not exceed 10% of the volume of CMD Wafers in any calendar quarter.

4.    In Section 4.2 of the Original Agreement, a new last sentence shall be added, reading as follows:

When changing the location of a Licensed Site, it is understood and agreed that there shall be a reasonable time of overlap, not to exceed six months after production begins at the new Licensed Site, when both the old and new sites are concurrently licensed and operating in order to facilitate an orderly transition without interruption of supply.

5.    In Section 7.1 of the Original Agreement, the following shall be added as a new last sentence to the first paragraph:

The above royalties need only be paid on “good Wafers” meaning Wafers that were used to make products that CMD (or CMD’s service customers under Section 4.1) actually puts into its inventory to be sold to its customers or otherwise sells or samples to its customers.

6.    In Section 17.2, the following shall be added at the end, just before the period:

; provided that the rights and license granted under this Agreement may be extended to Affiliates of CMD upon notice to FCT accompanied by the agreement of the Affiliate to be bound by the terms and conditions of this Agreement

7.    This First Amendment constitutes the entire agreement and understanding of CMD and FCT concerning its subject matter, superseding all prior written and oral agreements and understandings concerning such subject matter. Except as amended as provided in Sections 1-5 above, the Original Agreement remains unchanged and in full force and effect.

Authorized Signatures

To indicate agreement to the terms and conditions of this First Amendment, the parties have had their designated representatives sign effective as of the date first set forth above.

FLIP CHIP TECHNOLOGIES, L.L.C. (FCT)

December 8, 2002	/s/ SCOTT BARRETT
Date Executed	By:	Scott Barrett
	Title:	Director, Marketing and Business Development

CALIFORNIA MICRO DEVICES CORPORATION (CMD)

December 13, 2002	/s/ ROBERT V. DICKINSON
Date Executed	By:	Robert V. Dickinson
	Title:	President & CEO